STOCK PURCHASE AGREEMENT

              This STOCK PURCHASE AGREEMENT (the “Agreement”) is dated as of this the __ day of June 2001 by and between Fossil, Inc., a corporation duly organized and existing under the laws of the State of Delaware and having its principal place of business at 2280 N. Greenville Ave., Richardson, Texas 75082 (hereinafter referred to as “Fossil”), FSLA Pty. Limited, an Australian corporation (ACN 072935614) having its principal place of business at  Unit 4, 13 Rodborough Road, French Forest NSW 2086 (“FSLA” or the “Company”) and Mike Houtzaager and Colette Houtzaager (such individuals hereinafter referred to as “Seller” and collectively, “Sellers”).

RECITALS

                WHEREAS,  Sellers owns 98% of the issued and outstanding ordinary shares of stock of FSLA; and

                WHEREAS, Sellers desire to sell to Fossil, and Fossil desires to purchase from Sellers, Ordinary Shares (as defined below) of the Company upon the terms and conditions hereinafter described; and

                WHEREAS, Fossil desires to make an equity contribution to the Company at Closing in exchange for the issuance of the Equity Shares (as defined below) upon the terms and conditions hereinafter described.

                NOW, THEREFORE, Fossil, FSLA and Sellers, in consideration of mutual premises and covenants contained herein, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the respective meanings indicated below:

                “Closing” shall mean the completion of the sale and purchase contemplated by this Agreement upon satisfaction of the conditions set forth herein.

                “Closing Date” shall mean the date on which the Closing shall take place, which shall be on or before July 7, 2001.

                “Confidential Information” shall mean any information a Party may exchange with, or acquire from, the other Party  including but not limited to the Company’s procedures, product specifications, methods, technology, suppliers, customers, trade secrets, marketing and business research and plans, that relate to or affects the Company’s asset, but excluding any information to the extent that such information becomes publicly known, through no fault of the Party receiving such information from the other Party.

“Equity Shares” shall mean one hundred seventy-nine (179) Equity Shares, as that term is used in the Articles of Association of the Company, to be issued to Fossil at Closing.

“Ordinary Shares” shall mean eighty (80) ordinary shares of stock of the Company to be issued and transferred to Fossil by Sellers hereunder, which shall represent eighty percent (80%) of the issued and outstanding ordinary shares of the Company’s stock following Closing.

“Party” shall mean Fossil, Sellers and the Company (collectively, the “Parties”).

“Shares” shall mean, collectively, the Ordinary Shares and the Equity Shares.

“Shareholder Loan” shall mean the loan by Michael Houtzaager and Colette Houtzaager to the Company in the principal amount of one hundred seventy-nine thousand Australian dollars (A$179,000).

ARTICLE 2

PURCHASE AND SALE

                Section 2.1           Transfer of the Ordinary Shares.   At Closing, Sellers agree to sell with full title guarantee and Fossil agrees to buy the Ordinary Shares and each right attaching to the Ordinary Shares at or after Closing, free and clear of any lien or encumbrance in such amounts as specified on Schedule 2 hereto.

                Section 2.2           Issuance of Equity Shares at Closing.  At Closing, the Company agrees to issue the Equity Shares to Fossil in accordance with the provisions of Article 4.4 hereof and in compliance with the Articles of Association of the Company and applicable law free and clear of any lien or encumbrance.

                Section 2.2           Waiver of Rights.  Sellers waive all rights of pre-emption and other restrictions on transfer over the Shares conferred on it pursuant to the Articles of Association of the Company or otherwise.

ARTICLE 3

CONSIDERATION

Section 3.1                Purchase Price.  In consideration of the transfer of the Ordinary Shares, Fossil shall (i) pay Sellers the sum of four hundred twenty-one thousand Australian dollars (A$421,000) (the “Purchase Price”); and (ii) carry out the obligations herein specified.   The Purchase Price shall be allocated to  Sellers as specified on Schedule 2 hereto.

Section 3.2                Payment.  The Purchase Price shall be payable at the Closing by wire transfer in Australian dollars to the bank account as specified by each Seller within five (5) business days prior to Closing.

ARTICLE 4

CLOSING

Section 4.1                Conditions of Closing.  The transaction stipulated in Article 2 is subject to the fulfillment, prior to or at the Closing, of each of the following conditions unless otherwise waived in writing by the Party for whose benefit the conditions exist.

(a)                                The representations and warranties made by the Parties in this Agreement or any certificates or documents delivered pursuant to the provisions hereof or in connection with the transactions contemplated herein shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of such date.

(b)                                The Parties shall have carried out their respective obligations as specified in Sections 4.3, 4.4 and 4.5.

Section 4.2           Closing Time Date and Place.  The purchase and sale contemplated herein shall be consummated at a Closing to take place by mail, facsimile or at the offices of Fossil on July 7, 2001 (Dallas time), or at such other time and place as the Parties may agree upon in writing.

Section 4.3           Sellers’ Obligations at Closing.  At the Closing, the Sellers shall carry out the following obligations:

(a)                At Closing the Sellers shall deliver to Fossil or its nominee:

(i)                duly executed transfers in respect of the Shares to Fossil or its nominees and the share certificates for the Shares in the amounts specified herein;

(ii)                as evidence of the authority of each person executing a document on the Company’s behalf:

(a)  a copy of the minutes of a duly held meeting of the directors of the Company (or a duly constituted committee thereof) authorising the execution by the Company of the document and, where such execution is authorised by a committee of the board of directors of the Company, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof; or

(b)  a copy of the power of attorney conferring the authority in each case certified to be true by a director or the secretary of the Company;

(iii)                the common seal (if any) of the Company and each register and minute book made up to Closing;

(iv)                resignations in the agreed form from each director and secretary of the Company expressed to take effect from the end of the meeting held pursuant hereto;

(v)                all consents and approvals of government agencies and/or third parties necessary to effect the transfer of the Shares; and

(vi)                a letter executed by Martin Johnson waiving all rights of pre-emption and other restrictions on transfer over the Shares conferred on him pursuant to the Articles of Association of the Company or otherwise under applicable law in the agreed form attached hereto as Exhibit G.

(b)                The Sellers shall ensure that at Closing a meeting of the board of directors of the Company is held at which the directors:

(i)vote in favour of the registration of Fossil or its nominees as members of the Company in respect of the Ordinary Shares (subject to the production of properly stamped transfers which shall be at Fossil’s cost);

(ii)authorized the issuance of the Equity Shares to Fossil in accordance with the provisions hereof;

(iii)appoint persons nominated by Fossil as directors and secretary of the Company with effect from the end of the meeting;

(iv)with effect from the end of the meeting, authorise the secretary to notify the specimen signatures of the new officers of the Company in connection with each existing mandate given by the Company for the operation of its bank accounts;

(v)accept the resignations of each director and secretary pursuant hereto so as to take effect from the end of the meeting; and

(c)                The Sellers shall procure that the Company repays the Shareholder Loan in full at Closing.

(d)                The Seller’s shall procure that the Shareholders of the Company, at or prior to Closing, establish at a general meeting that there shall be no shareholding qualification for directors of the Company.

Section 4.4           Issuance of Equity Shares at Closing.  At Closing, the Company shall issue the Equity Shares, which shall be fully subscribed and paid in by Fossil by means of a capital contribution in cash in the Company in the amount of A$179,000 immediately prior to Closing.

                Section 4.5           Fossil’s Obligations at Closing.  At the Closing, Fossil will deliver the Purchase Price to Sellers in the amounts specified on Schedule 2 and make the capital contribution to the Company in exchange for the issuance of the Equity Shares.

                Section 4.6           Further Actions.  Sellers and the Company, as appropriate, shall execute the instruments transferring the Shares to Fossil effective as of the Closing Date and shall take all actions following Closing as may be necessary to more fully perfect title in the Shares to Fossil.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 6.1                Representations, Warranties and Covenants of Sellers and FSLA.  Sellers and FSLA represent and warrant to Fossil that, as of the date of this Agreement and as of the Closing Date:

(a)                The information on Schedule 1 is true and correct;

(b)                FSLA is a corporation duly organized, validly existing and in good standing under the laws of Australia and is duly empowered or licensed under the relevant laws in Australia to conduct the business as stipulated in its Articles of Association;

(c)                FSLA does not have any subsidiaries, and does not own any minority interests in any other business entitles;

(d)                All Subscriber Shares of the Company referred to in the Articles of Association have been fully redeemed by the Company in compliance with the provisions of the Articles of Association and applicable law;

(e)                The Company’s financial and accounting records (the “Accounts”), including but not limited to the financial statements of the Company of fiscal years 1998, 1999 and 2000 attached hereto as Exhibits A, B and C, respectively, are up-to-date, in its possession or under its control and are properly completed in all material respects in accordance with the law and applicable standards, principles and practices generally accepted in Australia;

(f)                The Company is operating and has always operated its business in all material respects in accordance with its Memorandum and Articles of Association at the relevant time (other than instances of non-compliance with such documents as have had no effect on the operation of the Company’s business).  The copy of the Memorandum and Articles of Association of the Company disclosed to Fossil and attached hereto as Exhibits E and F, respectively,  are true and correct copies of the originals;

(g)                Except for the Shareholder Loan and as otherwise disclosed in the Accounts, the Company does not have outstanding, and has not agreed to create or incur loan capital, borrowings or indebtedness in the nature of borrowings (including, without limitation, any such indebtedness to the Sellers).

(h)                The amount of the Shareholder Loan as of the Closing Date is one hundred seventy-nine thousand Australian dollars (A$179,000) in principal with no accrued interest.

(i)                Execution delivery and performance by FSLA of this Agreement will not conflict with or violate (i) any provision ofthe FSLA’s charter, bylaws or other similar documents; (ii) any law, rule, regulation or order effective and binding on FSLA; and (iii) result in any lien, claim or encumbrance on any property owned by FSLA;

(j)                The Shares being acquired hereunder by Fossil have been duly and validly authorized, and, when delivered to and paid for by Fossil pursuant to this Agreement, will be fully paid and nonassessable.

(k)                The certificates of the Shares are in valid and sufficient form; the holders of outstanding shares of any class of stock of FSLA are not entitled to preemptive or other rights to subscribe for the Shares; and, except as set forth in this Agreement, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations or exchange any securities for, shares of common stock of or ownership interests in FSLA are outstanding.

(l)                To the best of FSLA’s and Sellers’ knowledge, FSLA has no liabilities or obligations (whether known, absolute, contingent etc.) that were not fully and appropriately reflected in the Accounts;

(m)                FSLA has timely paid all of its taxes including all cost and expenses associated with the preparation and filing thereof;

(n)                There has been no audit by any governmental authority of any tax return of FSLA;

(o)                Since June 30, 2000, there has been no material adverse change in the business prospects, or financial conditions of FSLA and, to Seller’s and FSLA’s knowledge, the Balance Sheet dated December 31, 2000 attached hereto as Exhibit D accurately reflects the assets and liabilities of the Company as of such date;

(p)                To the best of Sellers’ and FSLA’s knowledge, FSLA has not violated any material statutes, rules, ordinances or other applicable laws in Australia;

(q)                There has been no material litigation, pending or threatened against the Company; and

(r)                In making the representations, warranties and covenants of this Article, Sellers and FSLA have not made any untrue statements of material fact or omitted to state a material fact necessary in order to make the representation made, in light of the circumstances under which they were made, not misleading.

                Section 6.2                Representations Warranties and Covenants of Fossil. Fossil hereby represents and warrants to Sellers and FSLA that, as of the date of this Agreement and as of the Closing Date:

(a)                Fossil is a corporation duly organized, validly existing and in good standing under the laws of Delaware, USA;

(b)                Execution delivery and performance by Fossil of this Agreements will not conflict with or violate (i) any provisions of Fossil’s charter, bylaws or other similar documents; or (ii) any law, rule, regulation or order binding on Fossil.

ARTICLE 7

INDEMNIFICATION

                Section 7.1                Indemnification by Fossil. Sellers and FSLA shall indemnify and hold Fossil, its employees, officers, directors, affiliates, representatives, agents, and other control persons harmless from, against and in respect of the following:

(a)                Any and all loss, liability or damage suffered or incurred by Fossil (including interest, penalties and attorney fees) by reason of any untrue written representation, breach of warranty or non-fulfillment of any covenant or agreement by Sellers or FSLA contained herein or in any exhibit, schedule, certification, document or instrument delivered to Fossil by Sellers or FSLA hereunder;

(b)                Any and all loss, liability or damage suffered or incurred by Fossil (including interest, penalties and attorney fees) by reason of or in connection with any claim for any finder’s or brokerage free or other commission resulting from any services alleged to have been rendered to, or at the insistence of or on behalf of or for Sellers or FSLA with respect to this Agreement or any of the transactions contemplated hereby;

(c)                Any and all liabilities of Sellers and FSLA which relate to the ownership of the Shares or the operation of the Company prior to the Closing Date that are not expressly assumed or waived by Fossil under this Agreement, including but not limited to liabilities arising from or related to any tax due, or to be due, and penalties and interest related thereto, imposed on FSLA with respect to any period prior to the Closing Date; and

(d)                Any and all actions, suits, proceedings, claims, demands, assessments, judgments, damages, costs and expenses, including but not limited to, legal fees and expenses as shall be determined by a court of competent jurisdiction, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

Section 7.2                Indemnification by Fossil.  Fossil shall indemnify and hold Sellers and FSLA, its employees, officers, directors affiliates, representative, agents, and other control persons harmless from, against and in respect of the following:

(a)                Any and all loss, liability or damage suffered or incurred by Sellers or FSLA (including interest, penalties and attorney fees) by reason of any untrue written representation, breach of warranty or non-fulfillment of any covenant or agreement by Fossil contained herein or in any certificate document or instrument delivered by Fossil to Sellers or FSLA hereunder;

(b)                Any and all loss, liability or damage suffered or incurred by Sellers or FSLA (including interest, penalties and attorney fees) by reason of or in connection with any claim for any finder’s or brokerage fee or other commission resulting from any services alleged to have been rendered to, or at the insistence of, or on behalf of or for Fossil with respect to this Agreement or any of the transactions contemplated hereby;

(c)                Any and all actions, suits, proceedings, claims, demands, assessments, judgments, damages, costs and expenses, including but not limited to, legal and expenses as shall be determined by a court of competent jurisdiction, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

                Section 7.3                 Indemnification Procedures.  In seeking indemnification under Article 7.1 or 7.2, the Parties agree to abide by the following procedure:

(a)                For the purposes of this Article 7.3, the term “Indemnitee” shall mean the person(s) entitled, or claiming to be entitled, to be indemnified pursuant in the provisions of Article 7.1 or 7.2 hereof. The term “Indemnitor” shall mean the person(s) having the obligation to indemnify pursuant to such provisions.

(b)                An Indemnitee shall promptly give the Indemnitor written notice of any matter which an Indemnitee has determined has given or could give rise to a right of an indemnification under this Agreement, stating the amount of the loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is being claimed or arises. If an Indemnitee shall receive notice of any claim by a third party which is or may be subject to indemnification (a “Third Party Claim”) the Indemnitee shall give the Indemnitor prompt written notice of such Third Party Claim and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own at its own costs and expense. If, however, the Indeinnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against all losses that may result from such Third Party Claim (subject to the limitations set forth herein), then the Indemnitor shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice. In the event the Indemnitor exercises its rights to undertake the defense of any such Third Party Claim, the Indemnitee shall co-operate with the Indemnitor in such defense and make available to the Indemnitor, at the Indemnitor’s expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnnitor is directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available in it all such witnesses, records, materials and information in its possessionor under its control relating thereto as is reasonably required by the Indemnitee.  No such Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, unless the settlement involves only the payment of money by the Indemnitor. No Third Party Claim which is being defended in goodfaith by the Indemnitor shall be settled by the Indemnitee without the written consent of the Indemnitor

                Section 7.4           Survival of Representations Warranties and Indemnity. All representations and warranties made by the Parties in this Agreement or in any certificate document or instrument furnished in connection herewith, and the indemnification obligations contained in this Agreement, shall survive the Closing and any investigation at any time made by or on behalf of the Parties hereto and shall expire on the first anniversary of the Closing Date, except to any matter to which a claim is submitted in writing to the indemnifying Party prior to such first anniversary.

ARTICLE 8

CONFIDENTIALITY

                Section 8.1                 Confidentiality.  The Parties agree to preserve the confidential nature of the Confidential Information which is disclosed by either Party (the “Disclosing Party”) to the other (the “Receiving Party”) and to take any and all necessary steps to insure that such Information is notrevealed to third parties or to any person unauthorized in writing by the Disclosing Party. The responsibilities set forth herein shall survive the termination of this Agreement unless the prior written consent of the Disclosing Party has been obtained or unless any such information has previously been publicly disclosed.  Should the Receiving Party be ordered by a court of competent jurisdiction or administrative authority to disclose this Agreement or confidential information disclosed by the Disclosing Party to the Receiving Party, it shall give written notice to the Disclosing Party before making any disclosure notpermitted by this Article, shall use its best efforts to either resist disclosure or disclose solely subject to an attorneys eyes-only protective order or such other protective order as the Disclosing Party shall approve. This Article shall survive the termination of this Agreement.

ARTICLE 9

TERMINATION

                Section 9.1                Termination of Agreement.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to Closing:

(a)              by the mutual consent the Parties;

(b)              by either Party if any of the conditions to the Closing as set forth in Article 4.1 is not fulfilled or waived by the Party for whose benefit the conditions exist on or prior to the Closing Date; or

(c)                by either Party if the Closing has not occurred on or prior to July 7, 2001.

                Section 9.2           Rights of Termination.  The rights of termination as provided for under Article 9.1 hereof may be exercised at any time after the occurrence of an event or the discovery of circumstances which gives rise to a right of termination. However, failure to assert a right of termination upon the occurrence of an event or the discovery of circumstances which give rise to a right of termination shall not be, or be deemed, a waiver of such right.

                Section 9.3           No Waiver of Rights.  A termination under Article 9.1 hereof shall not relieve either Party of any liability for a breach of this Agreement or for any intentional misrepresentation or intentional failure to comply with any agreement or covenant hereunder, and any such termination shall not be deemed to be a waiver of any available remedy for any such breach, intentional misrepresentation, or intentional failure to comply with any agreement or covenant, and in the event of any such breach, intentional misrepresentation or intentional failure to comply with any agreement or covenant, the prevailing Party shall also be entitled to its reasonable attorneys’ fees and expenses.

ARTICLE 10

MISCELLANEOUS

                Section 10.1                Expenses. The Parties shall each pay their own expenses incident to the negotiation preparation and execution of this Agreement and the consummation of the transactions contemplated hereunder, including any and all disbursements to their respective counsel.

                Section 10.2                Assignment.  Unless specifically consented to in writing by the other Party, neither Party may assign or transfer this Agreement or any of its rights hereunder, and any attempted assignment thereof shall be void and of no force and effect.  It is expressly understood and agreed that either Party is under no obligation to consent to any proposed assignment on the part of the other Party and that each of the Parties, in its sole discretion, shall have absolute authority to decide whether or not a consent to assignment shall be given.

                Section 10.3         Notice.  Notices to be given to any Party under this Agreement shall not be effective unless given in writing and hand delivered or mailed by certified mail, or via overseas courier, or sent by electronic mail or facsimile to such Party at the following addresses. Any Party may change its address by giving notice of such change in the manner above provided.

For FSLA:	FSLA Pty. Limited
Unit 4, 13 Rodborough Road
French Forest NSW 2086
	Attention;	Michael Houtzaager
Phone: 02 94530288
Fax: 02 94530299

For Sellers:	Michael & Collette Houtzaager
Unit 4, 13 Rodborough Road
French Forest NSW 2086
Phone: 02 94530288
Fax: 02 94530299
	E-mail:	mikeh@fsla.com
coletteh@fsla.com

For Fossil:		Fossil, Inc.
2280 North Greenville Ave.
Richardson, Texas 75082
	Attention:	T.R. Tunnell, Executive Vice President
and Chief Legal Officer
Phone: 972-699-2139
Fax: 972-498-9639
E-mail: trtunnell@fossil.com

Notices sent via certified mail or oversees courier shall be deemed to have been received as of the date indicated by the postal or courier’s receipt as having been received by the intended recipient.  Notices sent via electronic mail or facsimile shall be deemed to have been received two (2) business days after the date on which they were transmitted, provided the Party transmitting any such notice mails a copy of the notice on the next business day to the Party to be notified via certified or registered mail or via overseas courier

                Section 10.4                Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

                Section 10.5                Jurisdiction.  If any dispute, controversies or differences arise between the Parties hereto in connection with any provision of this Agreement, or any breach thereof, the Parties shall first attempt to settle same through friendly consultation carried out in good faith and with sincerity. In the event the dispute, controversy or difference is not so settled in the above manner, then such dispute or controversy shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association by three (3) arbitrators appointed as set forth below.  The arbitration venue shall be Dallas, Texas.  Arbitration shall be conducted by a panel of three (3) members, one member selected by Fossil, one member selected by Sellers the third member selected by agreement between the other two members. The Parties’ obligations under this Article shall survive termination or expiration of this Agreement.  The provisions herein shall not be construed as prohibiting any Party to this Agreement from applying to any court of competent jurisdiction for such injunctive or other provisional relief as may be necessary to protect that Party from irreparable harm or injury or to preserve the status quo pending resolution of a dispute or controversy.  As part of the arbitration award, the prevailing Party shall be entitled to recover its reasonable costs and expenses (including attorney’s fees) incurred in connection with the arbitration.

                Section 10.6                [Reserved]

                Section 10.7         Binding Effect; Entire Agreement.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties herein and to their respective successors. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous and contemporaneous negotiations, commitments and undertakings, whether written or oral. No waiver or amendment to this Agreement will be effective unless it is in writing and is signed by a duly authorized representative of the Party sought to be bound thereby.

                Section 10.8                Counterparts.  This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

                Section 10.9                Publicity.  Except as may otherwise be required by law, neither Party may make any announcement including any announcement to employees, customers, or suppliers or otherwise make publicly available any statement or release concerning this Agreement or the transactions contemplated hereunder without first obtaining the other Party’s written approval of any proposed statement or release. If either Party is required by law to make any statement or other disclosure concerning this Agreement or the transactions contemplated hereby (the Disclosing Party), the Disclosing Party shall provide the other Party the opportunity to review and comment upon such statement or disclosure prior to its filing or release and shell make any revisions therein that the other Party may reasonable request.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date of this Agreement.

FOSSIL, INC.

By:      _____________________________

Name: _____________________________

Title:   _____________________________

MICHAEL HOUTZAAGER, individually

___________________________________

COLETTE HOUTZAAGER, individually

_____________________________________

FSLA PTY. LIMITED

By:      _____________________________

Name: _____________________________

Title:   _____________________________

SCHEDULE 1

SCHEDULE 2

PURCHASE PRICE AND ORDINARY SHARE ALLOCATION

EXHIBIT B

1999 FINANCIAL STATEMENTS

EXHIBIT C

2000 FINANCIAL STATEMENTS

EXHIBIT D

BALANCE SHEET DATED DECEMBER 31, 2000

EXHIBIT E

MEMORANDUM OF ASSOCIATION

EXHIBIT F

ARTICLES OF ASSOCIATION

EXHIBIT G

AGREED FORM OF WAIVER LETTER

BY MARTIN JOHNSON